EXHIBIT 10.16

September 21, 2015

Mr. Robert G. Miller

c/o Albertsons Companies, Inc.

250 Parkcenter Blvd.

Boise, ID 83706

Dear Bob:

As you are aware, in connection with the initial public offering (the “IPO”) of Albertsons Companies, Inc. (the “Company”), the ownership of each of AB Acquisition LLC (“Holdings”), New Albertson’s, Inc., Albertson’s LLC and Safeway Inc. is being restructured, and as a result, each will become a subsidiary of the Company (the “Restructuring”).

The purpose of this letter agreement (this “Agreement”) is to: (i) amend and restate your employment agreement with Holdings, dated March 13, 2006, together with Exhibit A thereto, as amended to date, including the amendment dated March 6, 2014, together with Exhibit A thereto (the “Prior Employment Agreement”), to reflect the assignment of your employment to the Company and the assignment of the rights and obligations of Holdings under the Prior Employment Agreement to the Company, and the assumption of such rights and obligations by the Company, and (ii) set forth the terms and conditions of your continued employment with the Company as set forth in Exhibit A.

Effective as of the consummation of the Restructuring (the “Effective Date”), Holdings assigns to the Company its rights and obligations under the Prior Employment Agreement and the Company assumes such rights and obligations. By executing this Agreement, you are indicating your consent to the assignment by Holdings and the assumption thereof by the Company set forth in the prior sentence and agree that the Company is the successor to the rights and obligations of Holdings under the Prior Employment Agreement as of the Effective Date.

This Agreement is expressly conditioned upon the occurrence of the Restructuring, and should the Restructuring not occur, this Agreement shall be void ab initio and the Prior Employment Agreement shall remain in full force and effect.

If you agree with the terms of this Agreement, then please execute the enclosed duplicate of this Agreement and return it to me.

Very truly yours,

ALBERTSONS COMPANIES, INC.

By:	/s/ Robert B. Dimond
Name:	Robert B. Dimond
Title:	Executive Vice President and Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Robert G. Miller
Robert G. Miller

Solely for purpose of the third paragraph of this Agreement:

AB ACQUISITION LLC

By:	/s/ Andrew Scoggin
Name:	Andrew Scoggin
Title:	Executive Vice President, Human Resources, Labor Relations, Communications, Public Affairs & Government Affairs

Robert G. Miller Employment Agreement

(this “Agreement”)

Terms of Employment

Employer and Responsibilities:	As of the Effective Date, Robert G. Miller (the “Executive”) shall continue to be and shall be during the entire Term (A) the Chairman and Chief Executive Officer (which shall be the senior most executive officer) of the Company and (B) a voting member of the Board of Directors of the Company (the “Board”) and of any executive or operating committee of the Board other than, following the IPO, the compensation committee, audit committee or any other committee required by the rules of the Securities and Exchange Commission or applicable securities exchange to be made up of solely independent directors. Executive shall devote substantially his full business time (excluding periods of vacation, time spent serving on corporate, industry, civic or charitable boards, managing his personal investments and approved absences) to the performance of his duties.

Executive shall report solely to the Board and shall have such duties, powers and status as is commensurate with his position as the Chairman and Chief Executive Officer of the Company. Subject to the consent of the Board, which shall not be unreasonably withheld, Executive shall have the sole right to appoint and terminate the appointment of the Company’s executive officers (other than the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Company with respect to whom the appointment and termination shall be recommended by Executive and subject to approval by the Board).

Executive agrees that he shall abide by, and shall conduct business in accordance with and subject to, all applicable written customary and lawful policies and procedures of the Company as in effect from time to time, including without limitation, any such policies adopted or implemented by the Company in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Term:	The “Term” of Executive’s employment hereunder will be from the Effective Date through January 30, 2018. Notwithstanding the foregoing, Executive and/or the Company, subject to compliance with the provisions of this Agreement, shall have the right to terminate the Term earlier for any reason.

Base Salary:	$2,000,000 per annum, payable no less frequently than in monthly installments, pro-rated for partial years during the Term.

Annual Bonus	Executive shall be eligible to receive a bonus (“Annual Bonus”) for each fiscal year of the Company under a plan established by the Company in the amount determined by the Board (or its Compensation Committee) based upon achievement of performance measures derived from the business plan presented by management and approved by the Board (or its Compensation Committee). Executive’s target Annual Bonus shall be 60% of Base Salary (the “Target Bonus”). For fiscal year 2015, Executive shall continue to be eligible for an Annual Bonus under the bonus plan in which Executive is a participant prior to the Restructuring based upon the performance of the Company and its subsidiaries. If such performance measures are only partially achieved or not achieved, Executive shall only be entitled to such Annual Bonus, if any, as provided under the applicable Annual Bonus plan or as otherwise determined in the sole discretion of the Board (or its Compensation Committee). The Annual Bonus, if any, shall be paid in the calendar quarter following the quarter in which such Annual Bonus was earned.

Post Term Payments:	After the Term, the Company shall be obligated to pay Executive a monthly amount in advance equal to $50,000 for each month (or partial month) during his lifetime and, thereafter, $25,000 per month for each month (or partial month) in advance to his surviving spouse during her lifetime; provided, however, that in no event shall the Company be required to make such payments following the tenth anniversary of the end of the Term.

Benefits:	Executive shall be entitled to participate in all of the employee and executive benefit plans and programs maintained by the Company, all on the most favorable terms maintained for the Company’s senior executive team or as provided for any new senior executives of the Company or its subsidiaries. In addition, the Company will continue to maintain the $5.0 million Key man life insurance policy on Executive’s life in favor of one or more beneficiaries designated from time to time by Executive that was assigned to Executive by Holdings, and will maintain such policy (or substitute equivalent policies) in effect for a period through at least January 30, 2025 (whether or not Executive is then employed with the Company).

In addition, during the Term, Executive will be entitled to the use of corporate aircraft consistent with the Companies’ current fleet for up to 100 hours per annum for personal use by Executive, his family members and guests at no cost to Executive, other than the responsibility to pay income taxes at the lowest permissible rate.

Termination:

During the Term, if the Company terminates Executive’s employment without “Cause” (as defined below) or if Executive terminates his employment with “Good Reason” (as defined below), then Executive will be entitled to (i) accrued and unpaid salary and benefits (“Accrued Benefits”), (ii) a lump sum payment equal to his Base Salary for the remaining balance of the Term and (iii) either (x) if such termination occurs prior to the expiration of the Company’s “reliance period” under Treasury Regulation Section 1.162-27(f)(2) following the IPO, an amount equal to the Target Bonus for the year of termination or (y) if such termination occurs following the expiration of the reliance period, then an amount equal to Executive’s Annual Bonus for the year of termination based on actual performance results for the full performance period. Such payments under (ii) and (iii) are subject to Executive’s execution and delivery to the Company within 60 days of the date of termination of a valid release reasonably satisfactory to the Company which has not been revoked by Executive within any applicable unwaivable revocation period (which release shall not in any event release any rights of Executive hereunder or under any agreement or plan contemplated hereby that by the terms thereof expressly survive Executive’s termination of employment or by operation of law). The payment of accrued and unpaid salary in (i) shall be paid within ten (10) business days of the termination (unless an earlier date is prescribed by law) and the benefits in (i) shall be paid or provided in accordance with the terms and conditions of the applicable agreement, plan or policy. The payment in (ii) shall be paid upon the 60th day following the date of termination; and the payment in (iii) shall be paid at the time Annual Bonuses for the year of termination are otherwise payable to participants in the applicable Company annual bonus plan.

During the Term, in the event of a termination of employment with the Company by Executive without “Good Reason,” termination of the employment of Executive with the Company for “Cause,” or Executive’s termination of employment with the Company as a result of his death or Disability, Executive (or his legal representative) shall only be entitled to the Accrued Benefits, payable or provided as set forth in the prior paragraph.

Executive’s rights under any equity award upon the termination of his employment will be governed by the terms of such award and the applicable plan.

Executive shall have the right to terminate the Term and this Agreement for any reason.

Sections (ii), (v), (vi) and (vii) under “Miscellaneous,” “Public Statements,” and “Confidentiality” in this Terms of Employment shall survive the termination of Executive’s employment with the Company.

“Cause” means (i) an act of fraud, embezzlement, or misappropriation by Executive intended by Executive to result in substantial personal enrichment at the expense of the Company or (ii) the willful or intentional failure by Executive to materially comply (to the best of his ability) with a specific, written direction of the Board delivered to Executive that is consistent with normal business practice and not inconsistent with this Agreement and Executive’s responsibilities hereunder, provided that such refusal or failure (x) is not cured to the best of Executive’s ability within ten (10) business days after the delivery of written notice by the Company of the failure to so comply to Executive or (y) is not based on Executive’s good faith belief, as expressed by written notice to the Board given within such ten (10) business day period, that the implementation of such direction of the Board would be unlawful or unethical. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than six-ninths (6/9ths) of the members of the Board, excluding Executive (after reasonable notice to Executive setting forth in reasonable detail the specific conduct of Executive to be relied upon by the Board in making its determination and an opportunity for Executive to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct constituting “Cause” set forth above.

“Good Reason” means the occurrence of any one of the following: (i) a Change of Control; (ii) any material adverse alteration in Executive’s titles, positions, duties, authorities, reporting relationships or responsibilities with the Company, or (iii) any material failure by the Company to comply with this Agreement; provided, that in the case of (ii) or (iii), the Company shall have ten (10) business days following Executive’s written notice of his intention to terminate his employment to cure the circumstances constituting Good Reason so long as such circumstances are curable during such time period.

“Change of Control” means the first to occur of any of the following events: (1) any Person who is not a Sponsor becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then issued and outstanding securities of the Company or (2) the sale, transfer or other disposition of all or substantially all of the business and assets of the Company, whether by sale of assets, merger or otherwise (determined on a consolidated basis) of the Company to another Person other than a transaction in which the survivor or transferee is a Person more than fifty percent (50%) controlled, directly or indirectly, by a Sponsor.

“Disability” means that Executive has been unable to perform the essential functions of his job with or without reasonable accommodation for a period of one hundred eighty (180) days in any twelve (12) month period as a result of a physical or mental injury or illness. The existence or nonexistence of a physical or mental injury or illness shall be determined by an independent physician selected by the Company and reasonably acceptable to Executive or Executive’s legal representation.

“Person” means any individual, partnership, firm, trust, corporation, limited liability company or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of shares of the Company, such partnership, limited partnership, syndicate or group shall be deemed a “Person.”

“Sponsor” means Cerberus Capital Management, L.P., Lupert-Adler Partners, Kimco Realty Corporation, Klaff Realty LP, or Schottenstein Stores Corporation, or any of their affiliates, provided that in connection with a Change of Control, affiliates will not include any Person who becomes an affiliate of a Sponsor in connection with or immediately prior to the Change of Control.

Miscellaneous:	(i)	Executive’s Base Salary and Annual Bonus provided above are not intended to be exclusive of other customary employee and executive benefits at the highest senior level which will be made available to Executive.

	(ii)	The Company shall indemnify and hold Executive harmless with respect to Executive’s employment with and service on any board of directors (or similar governing body or committee) of the Company or its affiliates and with respect to Executive’s provision of services under this Agreement, to the full extent permitted under applicable law, including an obligation to provide the advancement of expenses in connection therewith. Executive shall have the right to assume the defense of any third party claim not promptly assumed by the Company, in which case Executive may select counsel reasonably acceptable to the Company.

(iii)

During the Term, Executive may continue to serve on the boards of directors of other corporations on which he currently serves, as discussed by Executive with the Board prior to the date hereof. In addition, during the Term, Executive shall not be restricted from serving on other corporate, industry, civic or charitable boards and committees and shall be permitted to make and manage his personal investments, provided that such activities do not materially interfere with and are not inconsistent with this Agreement or Executive’s performance of his duties hereunder.

Executive shall not have any obligations to the Company or its affiliates with respect to any corporate opportunities related to such other activities.

(iv)

The Company and Executive agree to enter into such reasonable amendments to the terms of this Agreement and take such other actions as may be necessary to avoid the imposition of penalties and additional taxes on Executive under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and under Section 280G of the Code. It is intended that the payments and benefits under this Agreement be exempt from or comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent. Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

Notwithstanding anything herein to the contrary, the payment hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation shall be paid to Executive when otherwise due as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be promptly made to Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. With regard to any installment payments provided for under this Agreement, each installment thereof shall be deemed a separate payment for purposes of Section 409A of the Code.

	(v)	This letter shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws.

	(vi)	Each of the parties consents to submit itself to the exclusive personal jurisdiction of the State and Federal courts located in New York, New York in the event of any dispute arising out of or relating to this Agreement or Executive’s services as an employee hereunder and agrees not to commence or maintain any legal proceeding involving any such dispute except in such courts. The Company agrees to reimburse all reasonable legal fees and costs incurred by Executive in any such dispute if Executive prevails as to one or more of the material issues therein.

	(vii)	The Company shall reimburse Executive’s reasonable out-of-pocket expenses incurred in connection with the retention of counsel in connection with this Agreement.

Public Statements:		The Company shall give Executive a reasonable opportunity to review and approve any public announcement related to entering into this Agreement or the announcement of Executive’s relationship with the

Company or its affiliates. Following termination of employment for any reason or expiration of the Term, neither the Company on the one hand, or Executive on the other hand, will make any public statements that disparage the other, provided that the foregoing shall not apply to statements made as part of any governmental, judicial or arbitral proceeding.

Confidentiality	During the Term and for a period of 12 months thereafter, Executive shall not be permitted at any time to disclose any confidential information of the Company or any of its subsidiaries or Sponsor, unless required by law or an order of a court or governmental agency with jurisdiction or other legal process. In the event of the breach by Executive of this covenant, the Company shall have the right to injunctive relief in addition to any other remedy available at law or in equity.